Exhibit 8
___________, 2007
Board of Directors
Gateway Financial Holdings, Inc.
1580 Laskin Road
Virginia Beach, Virginia 23451
Board of Directors
The Bank of Richmond, N. A.
5300 Patterson Avenue
Richmond, Virginia 23226
Gentlemen:
You have requested the opinion of Williams, Mullen, Clark & Dobbins, P. C. (“Williams Mullen”) regarding certain federal income tax consequences resulting from a proposed transaction. In the proposed transaction (the “Merger”), The Bank of Richmond, N. A. (“Bank of Richmond”), a National banking association, will merge with and into Gateway Bank & Trust Co. (“Gateway Bank”), a state-chartered commercial bank, whereupon the separate existence of Bank of Richmond will cease. Gateway Bank is a wholly-owned subsidiary of Gateway Financial Holdings, Inc. (“Financial Holdings”). The transaction is intended to meet the requirements of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Bank of Richmond shareholders will be permitted to elect to receive, subject to certain limitations described in that certain agreement and plan of reorganization and merger dated January 10, 2007 (“Merger Agreement”), either Financial Holdings common stock, a specified amount of cash with respect to each share of their Bank of Richmond common stock or a combination of Financial Holdings common stock and cash. Unless otherwise defined herein, defined terms shall have the meaning set out in the Merger Agreement referenced and defined below. You have submitted for our consideration:
•	Certain representations as to the proposed transaction ( the “Representations”); and

•	A copy of the Agreement and Plan of Reorganization and Merger by and between Financial Holdings, Gateway Bank and Bank of Richmond dated January 10, 2007, with all amendments thereto including, without limitation, the Plan of Merger and all amendments thereto (collectively the “Merger

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

Agreement”) (collectively the Representations and the Merger Agreement are referred to as the “Documents”).
     We assume that all steps will be taken under state and federal law to effect the Merger and will be consistent with all legal documentation and with the description of the steps in the Documents. Any changes to such Documents may adversely affect the analysis and opinions provided herein.
     In addition, we have assumed that Financial Holdings and Gateway Bank will report the Merger on their respective federal income tax returns in a manner consistent with the opinions set forth herein and will otherwise comply with all applicable reporting provisions of the Code and Treasury Regulations (the “Regulations”) promulgated thereunder. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Merger.
Facts with Respect to the Merger
     Based on the Documents presented to us to prepare this opinion, it is our understanding that the facts set out below are accurate, true, correct and complete in all material respects.
     Financial Holdings is a registered financial holding company organized under the laws of the State of North Carolina, validly existing under the laws of the State of North Carolina and has the requisite corporate power and authority to carry on its business as now being conducted. Financial Holdings is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, financial condition or results of the operations of Financial Holdings.
     Financial Holdings’ authorized capital stock consists of one million shares of preferred stock, no par value, and 20 million shares of common stock, no par value, one vote per share (“Financial Holdings Common Stock”). None of the preferred stock is issued and outstanding. With respect to the common stock, as of March 30, 2007, there were 11,039,858 shares of Financial Holdings Common Stock issued and outstanding. Such shares shall constitute all the issued and outstanding shares of Financial Holdings’ outstanding equity securities, other than shares which may be issued as provided in Section 3.02(a) of the Merger Agreement, as of the Effective Time.
     Each outstanding share of Financial Holdings Common Stock (i) has been duly authorized and is validly issued and outstanding and is fully paid and nonassessable; and (ii) has

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

not been issued in violation of the preemptive rights of any shareholder. The Financial Holdings Common Stock has been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Financial Holdings is subject to the registration and reporting requirements of the 1934 Act.
     Gateway Bank is a North Carolina banking corporation, which is a wholly-owned subsidiary of Financial Holdings. Gateway Bank is organized under the laws of the state of North Carolina, is validly existing under the laws of the state of North Carolina, and has requisite corporate power and authority to carry on its business as now being conducted. All the shares of outstanding capital stock of Gateway Bank are owned of record and beneficially free and clear of all security interests and claims by Financial Holdings. All the outstanding shares of Gateway Bank are duly authorized, validly issued, fully paid, and nonassessable, except to the extent set forth in N.C. General Statute § 53-42. Gateway Bank is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, financial condition, or results of operations of Financial Holdings.
     Bank of Richmond is a banking corporation organized under the laws of the United States, is validly existing under the laws of the United States and has requisite corporate power and authority to carry on its business as now being conducted. Bank of Richmond is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, financial condition, or results of operations of Bank of Richmond.
     Bank of Richmond’s authorized capital stock consists of 6 million shares of common stock, $4.00 par value per share, of which no more than 1,717,265 shares, plus such number of additional shares, if any, as shall have been issued by Bank of Richmond after January 10, 2007, as provided in paragraph 4.02(b) of the Merger Agreement (relating in significant part to the exercise of stock options issued by Bank of Richmond), will be issued and outstanding and constitute Bank of Richmond’s only outstanding securities as of the Effective Time.
     Each outstanding share of Bank of Richmond Common Stock (i) has been duly authorized and validly issued and outstanding and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. Bank of Richmond Stock has been registered with the Office of the Comptroller of the Currency (“OCC”) under

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

the 1934 Act, and Bank of Richmond is subject to registration and reporting requirements of the 1934 Act. Bank of Richmond has no subsidiaries.
     With the exception of options to purchase shares of Bank of Richmond Common Stock which have been issued and are outstanding under the Bank of Richmond Stock option plans, Bank of Richmond does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments which are convertible into shares of Bank of Richmond Stock or other securities of Bank of Richmond; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of Bank of Richmond or any other securities of Bank of Richmond; or (iii) plans, agreements or other arrangements pursuant to which shares of Bank of Richmond or any other securities of Bank of Richmond, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto have been or may be issued.
     For valid corporate business purposes, pursuant to the Merger Agreement and at the Effective Time (which Merger Agreement constitutes a plan of reorganization within the meaning of the Code), Bank of Richmond will merge with and into Gateway Bank with Gateway Bank as the surviving entity pursuant to § 55-11-01 of the North Carolina General Statutes. Financial Holdings, and Gateway Bank as the surviving corporation of the Merger, intend that following the Merger they shall be subject to taxation as corporations under the Code.
     The terms and conditions of the transaction are provided for in the Merger Agreement. Upon consummation of the transactions described in the Merger Agreement, all outstanding shares of Bank of Richmond’s common stock will be converted into the right to receive either $30.05 in cash or shares of Financial Holdings Common Stock with a market value of $30.05 (based on a ten day average closing price of Gateway Financial Common Stock, which is subject to the adjustment). Subject to limitations contained in the Merger Agreement, each Bank of Richmond shareholder may elect the form of consideration into which his or her Bank of Richmond Common Stock will be converted and may elect to receive any combination of Financial Holdings Common Stock and cash. If necessary, after the receipt of elections of all Bank of Richmond shareholders, pro rata allocations among certain of Bank of Richmond’s shareholders may be required.
     At least fifty percent of the total number of shares of Bank of Richmond Common Stock outstanding at the Effective Time to be converted into merger consideration, shall be converted into Financial Holdings Common Stock.
     No fractional shares of Financial Holdings Common Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional shares, subject to the

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

terms and conditions of paragraph 1.05(k) of the Merger Agreement, each holder of shares of Bank of Richmond Common Stock who would otherwise have been entitled to a fractional share of Financial Holdings Common Stock shall be entitled to receive cash (without interest) in an amount equal to the Holdings Average Price.
     Under the National Bank Act, Bank of Richmond shareholders will have dissenters’ rights in connection with the Merger. Shareholders who properly exercise their dissenters’ rights will be entitled to receive a payment for the appraised value of their shares in accordance with the provisions of the National Bank Act.
     The Merger has been approved by the Board of Directors of Financial Holdings, Gateway Bank and Bank of Richmond, is subject to shareholder approval of the shareholders of Financial Holdings, Gateway Bank and Bank of Richmond, and is subject to the receipt of regulatory approval from appropriate parties, including the Federal Reserve and the North Carolina Banking Commission.
     In addition to the foregoing statement of facts, the following representations have been made by Financial Holdings and Bank of Richmond, as applicable, to Williams Mullen in connection with the Merger. Williams Mullen has not independently verified the completeness and accuracy of any of the following representations. Williams Mullen is relying on the representations by such parties in rendering the opinions contained herein.
Further Representations with Respect to the Merger:
     (a) Facts relating to the Merger, as described in the Documents are accurate, true, correct, and complete in all material respects. Copies of the Documents provided to us are accurate. The Merger will be consummated in accordance with the Merger Agreement and shareholders of Financial Holdings, Gateway Bank and Bank of Richmond must approve the Merger.
     (b) Bank of Richmond will merge with and into Gateway Bank under the applicable laws of North Carolina.
     (c) Laws of any state other than North Carolina will not be applicable to the Merger.
     (d) Financial Holdings, Gateway Bank, and Bank of Richmond will each be treated as a corporation under the laws of the state of North Carolina and will each sign the Merger Agreement, which includes the plan of reorganization.

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

     (e) The fair market value of Financial Holdings Common Stock and other consideration received by each shareholder of Bank of Richmond will be approximately equal to the fair market value of Bank of Richmond Common Stock surrendered in the exchange.
     (f) Neither Financial Holdings, Bank of Richmond nor any subsidiary or related person has any plan or intention to acquire any of the Financial Holdings shares issued in the Merger or shares of Bank of Richmond prior to the Merger.
     For purposes of this representation, two persons are “related” if the persons are corporations and either immediately before or immediately after a transaction are members of the same “affiliated group.” “Affiliated group” for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent company through ownership comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation’s shares. In addition, “related person” includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation, or (b) when a person in control of each of two corporations, sells shares of one controlled corporation to the other corporation. For these purposes, “control” means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions, which attribute ownership between corporations and their five-percent or more shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner’s interest in the partnership.
     (g) Financial Holdings and Gateway Bank have no plan or intention to sell or otherwise dispose of any of the assets of Bank of Richmond acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C). Unless otherwise stated, all “Section” and “Treas. Reg.” references herein are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     (h) The liabilities of Bank of Richmond assumed by Gateway Bank, and the liabilities to which the transferred assets of Bank of Richmond are subject, were incurred by Bank of Richmond in the ordinary course of its business.

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

     (i) Following the Merger, Gateway Bank will continue the historical business of Bank of Richmond or use a significant portion of the historic business assets of Bank of Richmond in a business.
     (j) Financial Holdings, Bank of Richmond, and the shareholders of Bank of Richmond will pay their respective expenses, if any, incurred in connection with the Merger.
     (k) There is no intercorporate indebtedness existing between Financial Holdings and Bank of Richmond that was issued, acquired, or will be settled at a discount.
     (l) No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(III) and (IV).
     (m) At the Effective Time of the Merger, the fair market value of the assets of Bank of Richmond transferred to Gateway Bank will equal or exceed the sum of the liabilities assumed by Gateway Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.
     (n) At the Effective Time of the Merger, the adjusted tax basis of the assets of Bank of Richmond transferred to Gateway Bank will equal or exceed the sum of the liabilities assumed by Gateway Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.
     (o) Bank of Richmond is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).
     (p) None of the compensation received by any shareholder-employee of Bank of Richmond will be separate consideration for, or allocable to, any of their shares of Bank of Richmond Stock; none of the shares of Financial Holdings Stock received by any shareholder-employee of Bank of Richmond will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Bank of Richmond will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.
     (q) The distribution of cash proceeds to Bank of Richmond shareholders in lieu of fractional shares of Financial Holdings will be made solely for the purpose of avoiding the expense and inconvenience to Financial Holdings of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each Bank of Richmond shareholder will be aggregated, and no Bank of Richmond shareholder will

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

receive cash for fractional shares in an amount equal to or greater than the value of one full share of Financial Holdings Common Stock.
     (r) To the extent any shares of Financial Holdings Common Stock are issued pursuant to the Merger, 50% of the value of the consideration received by Bank of Richmond shareholders (except for shares which shall be canceled, and for dissenting shares) will be Financial Holdings Common Stock.
     (s) Gateway Bank will not issue additional shares of its common stock following the transaction that would result in Financial Holdings losing control of Gateway Bank within the meaning of Section 368(c).
     (t) The Merger will satisfy all of the requirements of, and qualify as a statutory merger under, the applicable state laws of North Carolina, and by operation of applicable state law, will result in Gateway Bank acquiring all the assets of Bank of Richmond and Bank of Richmond ceasing to exist as a separate entity.
Opinions:
     Based solely on the Documents, the above facts and representations and subject to the scope of the opinions below, it is the opinion of Williams Mullen that with respect to the Merger:
     (1) Provided the Merger constitutes a statutory merger under applicable state law, the Merger will constitute a tax-free reorganization within the meaning of section 368(a).
     (2) Financial Holdings, Gateway Bank and Bank of Richmond will each be a party to the reorganization within the meaning of Section 368(b).
     (3) No gain or loss will be recognized by Gateway Bank or Financial Holdings upon Gateway Bank’s receipt of the assets of Bank of Richmond, a party to the reorganization, subject to its liabilities, in exchange for cash and Financial Holdings Common Stock in the Merger. Section 1032(a); Treas. Reg. Section 1.1032.
     (4) Bank of Richmond shareholders who receive Financial Holdings Common Stock and cash in lieu of fractional shares in exchange for their shares of Bank of Richmond Common Stock will not recognize gain or loss as a result of the receipt of Financial Holdings Common Stock. Section 354(a)(1). However, the cash received in lieu of fractional shares will be subject to taxation as described in item 7 below.

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

     (5) Gain, if any, will be recognized by Bank of Richmond shareholders who receive both Financial Holdings Common Stock and cash in exchange for their Bank of Richmond Common Stock pursuant to the Merger. Such recognized gain will be limited to an amount not in excess of the amount of cash received. Section 356(a). If the exchange has the effect of the distribution of a dividend, the amount of gain recognized that is not in excess of the shareholder’s ratable amount of undistributed earnings and profits will be treated as a dividend. Section 318(a). Any excess will continue to be treated as gain from the exchange of property. Section 356(a)(2). The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). Rev. Rul. 93-61, 1993-2 C.B. 118. Loss, if any, will not be recognized by Bank of Richmond shareholders who receive both Financial Holdings Common Stock and cash in exchange for their Bank of Richmond Common Stock pursuant to the Merger. Section 356(c).
     (6) Bank of Richmond shareholders who receive solely cash for their Bank of Richmond Common Stock, or receive cash by exercising their dissenter’s rights, will be treated as having received the cash as a distribution in redemption of their Bank of Richmond Common Stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, the shareholder owns no beneficial interest in Financial Holdings either directly or through the application of the constructive ownership rules of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment for the shareholder’s Bank of Richmond Common Stock, as provided in Section 302(a) of the Code.
     (7) The payment of cash in lieu of fractional share interests of Financial Holdings Common Stock will be treated as if the fractional share interests of Financial Holdings Common Stock were distributed as part of the Merger to the Bank of Richmond shareholder and then redeemed by Financial Holdings. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests and any gain will be subject to taxation. Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116.
     (8) The basis of the Financial Holdings Common Stock received by a shareholder of Bank of Richmond (including any fractional share interests to which they may be entitled) will be the same as the basis in the Bank of Richmond Common Stock surrendered in the exchange therefore decreased by the amount of money received and increased by the amount of any gain recognized (including gain treated as a dividend). Section 358(a)(1).

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

     (9) The holding period of a share of Financial Holdings Common Stock received by a shareholder of Bank of Richmond (including any fractional share interests to which they may be entitled) will include the shareholder’s holding period of Bank of Richmond Common Stock which was exchanged for it, provided that Bank of Richmond Stock is held as a capital asset in the hands of the shareholder of Bank of Richmond at the Effective Time of the Merger. Section 1223(1). No gain or loss will be recognized by Bank of Richmond upon the deemed distribution of Financial Holdings Common Stock and cash to Bank of Richmond shareholders in the Merger, pursuant to Section 361(c).
     (10) No gain or loss will be recognized by Bank of Richmond upon the transfer of its assets, subject to its liabilities, to Gateway Bank in the Merger. Sections 357(a) and 361(a).
     (11) The basis of the assets of Bank of Richmond in the hands of Gateway Bank will be the same, in each instance, as the basis of such assets in the hands of Bank of Richmond immediately prior to the Merger. Section 362(b).
     (12) The holding period of the assets of Bank of Richmond in the hands of Gateway Bank will include, in each instance, the period during which such assets were held by Bank of Richmond immediately prior to the Merger. Section 1223(2).
     (13) The basis of the Gateway Bank stock in the hands of Financial Holdings will be increased by an amount equal to the basis of Bank of Richmond’s assets in the hands of Gateway Bank and decreased by the sum of the amount of the liabilities of Bank of Richmond assumed by Gateway Bank and the amount of liabilities to which the assets of Bank of Richmond are subject. Treas. Reg. Section 1.358-6(c)(1).
     (14) Bank of Richmond will close its taxable year as of the date of the Merger. Gateway Bank and Financial Holdings will not close their taxable years merely because of the Merger. Section 381(b); Treas. Reg. Section 1.1502-75(d).
     (15) For purposes of Section 381, Gateway Bank will be the acquiring corporation in the Merger. Treas. Reg. Section 1.381(a)-1(b)(2). Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384, and the regulations thereunder, Gateway Bank will succeed to and take into account the items of Bank of Richmond described in Section 381(c), 381(a) and Treas. Reg. Section 1.381(a)-1.

Board of Directors
Gateway Financial Holdings
Board of Directors
The Bank of Richmond

Scope of the Opinions:
     The opinions contained herein are based upon the facts, assumptions and representations set forth in this letter, as well as the information contained in the Documents. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations are not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions.
     Our advice in this opinion letter is expressly limited to the conclusions specifically set forth herein under the heading “Opinions.” Williams Mullen expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above.
     In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification. These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.
Yours truly,